Exhibit 4.2

SCHEDULE A

AMENDING AGREEMENT

THIS AMENDING AGREEMENT is dated April 5, 2007.

BETWEEN:

RITCHIE BROS. AUCTIONEERS INCORPORATED, a corporation incorporated under the Canada Business Corporations Act

(the “Company”)

AND:

COMPUTERSHARE INVESTOR SERVICES INC., a company existing under the laws of Canada

(the “Rights Agent”)

WHEREAS:

A.	Subject to the approval of a meeting of the shareholders of the Company at the annual and special meeting to be held on April 13, 2007, the Company and the Rights Agent entered into a Shareholder Rights Plan Agreement (the “Rights Plan”) dated as of February 22, 2007;

B.	The Institutional Shareholder Services Inc. (“ISS”) has recommended that the cap on the permitted break fee for a Permitted Lockup Agreement in the Rights Plan be amended from 3.5% to 2.5% (the “ISS Recommendation”);

C.	Pursuant to section 5.4(a) of the Rights Plan, the Board of Directors of the Company approved to make changes to the Rights Plan to reflect the ISS Recommendation on March 27, 2007;

D.	The Company and the Rights Agent wish the amend the Rights Plan to reflect the ISS Recommendation as approved by the Board of Directors of the Company;

THEREFORE in consideration of the mutual promises and respective covenants set forth herein, the receipt and sufficiency of which the parties hereby acknowledge, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS AND INTERPRETATION

1.1	Definitions Incorporated by Reference

Unless otherwise defined in this Agreement, capitalized terms shall have the respective meanings assigned thereto in the Rights Plan.

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1.2	Incorporation of Previous Documents

This Agreement supplements and amends the Rights Plan, and the Rights Plan and this Agreement shall henceforth be read together and shall have effect so far as practicable as though all provisions thereof and hereof were contained in one instrument.

1.3	Rights Plan

Except as otherwise expressly provided in this Agreement, the Rights Plan is hereby expressly ratified and confirmed by the parties and the provisions of the Rights Plan continue in full force and effect.

ARTICLE 2

AMENDING PROVISION

2.1	Amendment of Definition of Permitted Lock-up Agreement

The Rights Plan is hereby amended by:

(a)	deleting subsection 1.1(mm)(ii)(A) of the definition of Permitted Lock-up Agreement; and

(b)	replacing such deleted subsection 1.1(mm)(ii)(A) of the definition of Permitted Lock-up Agreement with the following:

“(A) the cash equivalent of 2.5% of the price or value payable under the Lock-up Bid to a Locked-Up Person; and”.

ARTICLE 3
GENERAL

3.1	Counterparts

This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

RITCHIE BROS. AUCTIONEERS INCORPORATED

By:	“Robert Armstrong”

COMPUTERSHARE INVESTOR SERVICES INC.

By:	“Jenny Karim”

By:	“Loretta Pataki”
c/s

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